Hillman Group Announces Retirement of Hillman Canada President
President of Hillman Canada, Richard Paulin, retires after 40 years of service to the company.
CINCINNATI May 4, 2017 /PRNewswire-FirstCall/ -- The Hillman Companies, Inc. (NYSE-AMEX: HLM.PR), The Hillman Group, Inc., and The Hillman Group Canada ULC (collectively, the “Company” or “Hillman”) today announced that the President of The Hillman Group Canada ULC, Richard Paulin, will retire effective July 1st, 2017.

Mr. Paulin joined H. Paulin & Co., Limited in 1977 and started his career as a financial analyst. Harry Paulin, Richard’s grandfather, started H. Paulin in 1920. The company was family owned and operated until 1972 when it went public on the Toronto Stock Exchange. Hillman acquired H. Paulin in 2013. Richard took on the role of President of Hillman Canada at that time. In addition, he has been President of the Canadian Fastener Institute; a member of the Government Relations committee of the Automotive Industries Association; and recently was named to the Canadian Retail Hardware Hall of Fame. Paulin is a lifelong native of Toronto, Canada and earned his Bachelor of Commerce degree from the University of Toronto and his MBA from York University.

Under Mr. Paulin’s leadership, H. Paulin and Hillman Canada’s sales grew from $15 million to $175 million with over 700 employees last year. The company’s strategy of diversification into many markets has proven to be a great formula for growth in good times and helped weather the storm in bad times.

Scott Ride transitioned to being Hillman Canada’s President effective May 1, 2017. Mr. Ride has been with Hillman Canada for two years as Chief Operating Officer. Mr. Paulin noted, “Scott has demonstrated over the last two years his excellent ability at implementing both a well-designed strategic plan and the infrastructure needed to support our next stages of growth. I believe that the company is in great hands and will continue to prosper for many decades to come.”

“I am very proud of what this organization achieved in my 40 years of service with the company,” said Paulin. “Our focus on putting the customer first, built long lasting business relationships that have stood the test of time. It has been a wonderful journey at this company that I will always cherish.”

About Hillman

Founded in 1964 and headquartered in Cincinnati, Ohio, Hillman is a leading North American provider of complete hardware solutions, delivered with industry best customer service to over 26,000 customers. Hillman designs innovative product and merchandising solutions for complex categories that deliver an outstanding customer experience to home improvement centers, mass merchants, national and regional hardware stores, pet supply stores, and OEM & Industrial customers. Leveraging a world-class distribution and sales network, Hillman delivers a "small business" experience with "big business" efficiency.
For more information on the Company, please visit our website at http://www.hillmangroup.com or call Investor Relations at (513) 851-4900, ext. 60292.